(BW)  (INTERVEST-BANCSHARES)  (IBCA)

                        INTERVEST BANCSHARES CORPORATION
                        --------------------------------

                         COMPLETES RECORD YEAR FOR 2005
                         ------------------------------
                    REPORTS ANNUAL EARNINGS OF $18.2 MILLION
                    ----------------------------------------
                  AND TOTAL ASSETS OF $1.71 BILLION AT YEAR END
                  ---------------------------------------------

        Business Editors - New York - (Business Wire -  January 17, 2006)

     Intervest Bancshares Corporation (NASDAQ: IBCA) (the "Company") today reported that its consolidated net earnings for 2005 increased by $6.7 million, or 59%, to $18.2 million, or $2.47 per diluted share, from $11.5 million, or $1.71 per diluted share, in 2004. For the fourth quarter of 2005, consolidated net earnings increased by $2.8 million, or 91%, to $5.8 million from $3.0 million in the fourth quarter of 2004. Diluted earnings per share for the 2005 quarter increased to $0.71 from $0.46 reported for the 2004 quarter.

     The Company's efficiency ratio, which is a measure of its ability to control expenses as a percentage of its revenues, continues to be excellent and improved to 21% in the fourth quarter of 2005. Return on average assets and equity increased to 1.40% and 17.81%, respectively, in the 2005 fourth quarter. For the full year 2005, the efficiency ratio improved to 23% and return on average assets and equity increased to 1.20% and 16.91%, respectively. The Company's book value per common share rose to $17.41 at December 31, 2005.

     The $2.8 million increase in 2005 fourth quarter earnings was due to continued growth in the Company's lending activities and a higher net interest margin. Net interest and dividend income, the Company's primary source of revenues, grew by 61% or $4.7 million, reflecting a $386 million increase in average loans outstanding and an improved net interest margin. In a steadily rising interest rate environment for 2005, the Company's net interest margin improved to 2.94% in the 2005 quarter, from 2.41% in the 2004 quarter, as the yield on the Company's interest-earning assets increased at a faster pace than its cost of funds. Noninterest income increased by $0.9 million due to a higher level of income from loan prepayments and the provision for loan losses decreased by $0.3 million. These improvements were partially offset by a $2.2 million increase in income tax expense due to higher pretax income, and a $0.9 million increase in noninterest expenses primarily due to $0.6 million of additional payroll costs associated with growth in staff, bonuses and a higher cost of employee benefits. The Company's effective income tax rate was approximately 43% for both reporting periods and it had 69 employees at December 31, 2005, compared to 64 at December 31, 2004.

     The $6.7 million increase in 2005 full year earnings was due to the same factors noted above. Net interest and dividend income grew by 45% or $12.6 million, reflecting a $338 million increase in average loans outstanding and an improvement in the net interest margin to 2.70% in 2005 from 2.52% in 2004. Noninterest income increased by $1.5 million due to a higher level of income from loan prepayments and the provision for loan losses decreased by $0.4 million. These improvements were partially offset by a $5.3 million increase in income tax expense due to higher pretax income and a $2.5 million increase in noninterest expenses. The increase in noninterest expenses was largely due to a $1.7 million increase in payroll costs resulting from growth in staff, bonuses and a higher cost of employee benefits, and a $0.4 million increase in professional fees that included additional expenses associated with complying with the Sarbanes Oxley requirements on internal controls.

     Total consolidated assets at December 31, 2005 increased by 30% to $1.71 billion from $1.32 billion at December 31, 2004. The increase is primarily reflected in the growth in the Company's loan portfolio.

     Total consolidated loans, net of unearned fees, at December 31, 2005 increased by 35% to $1.37 billion from $1.02 billion at December 31, 2004. The increase was due to new mortgage loan originations secured by commercial and multifamily real estate exceeding principal repayments. New loan originations totaled $161.4 million for the fourth quarter of 2005 and $706.7 million for the full year 2005, compared to $148.6 million and $626.3 million, respectively, for the same periods of 2004.

     Total consolidated security investments at December 31, 2005 amounted to $256.7 million, compared to $254.0 million at December 31, 2004. The investment portfolio, all of which was held by Intervest National Bank, at December 31, 2005 had a weighted-average remaining maturity of 1.1 years and a yield of 3.26%, compared to 1.4 years and a yield of 2.33% at December 31, 2004. Intervest National Bank invests in short-term U.S. government agency debt obligations to emphasize liquidity.

     Total consolidated cash and other short-term investments at December 31, 2005 increased to $56.7 million from $24.6 million at December 31, 2004. The increase reflected the temporary investment of recent deposit inflows, a portion of which is expected to fund new loans.

     Total consolidated deposits at December 31, 2005 increased by 38% to $1.38 billion, from $993.9 million at December 31, 2004, reflecting an increase in certificate of deposit accounts of $373.7 million and a net increase in checking, savings and money market accounts totaling $7.8 million.

     Total consolidated borrowed funds and related interest payable decreased by 23% to $155.7 million at December 31, 2005, from $202.7 million at December
31, 2004. The decrease was due to the full repayment of $36.0 million of short-term FHLBNY borrowings by Intervest National Bank, a net decrease of $9.6 million of Intervest Mortgage Corporation's outstanding debentures and related accrued interest payable resulting from repayments exceeding new issues during the period, and a $1.6 million decrease resulting from the conversion of Intervest Bancshares Corporation's convertible debentures at the election of debenture holders.

     Total consolidated stockholders' equity at December 31, 2005 increased by 51% to $136.2 million, from $90.1 million at December 31, 2004. The increase reflected $26.3 million of net proceeds from the issuance of common stock in a public offering, net earnings of $18.2 million and $1.6 million from the conversion of convertible debentures into common stock.

     Intervest Bancshares Corporation is a financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank, that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of five full-service banking offices in Clearwater and Gulfport, Florida; Intervest Mortgage Corporation, a mortgage investment company; and Intervest Securities
Corporation, a broker/dealer and an NASD member firm. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation's Class A Common Stock is listed on the NASDAQ National Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company's actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions in the Company's market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans; and competition. Reference is made to the Company's filings with the SEC for further discussion of risks and uncertainties regarding the Company's business. Historical results are not necessarily indicative of the future prospects of the Company.

CONTACT: JEROME DANSKER, CHAIRMAN, INTERVEST BANCSHARES CORPORATION One Rockefeller Plaza (Suite 400),
          New York, New York 10020-2002
          212-218-2800  Fax - 212-218-2808

              SELECTED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS.

                                         INTERVEST BANCSHARES CORPORATION
                                         --------------------------------
                                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

-----------------------------------------------------------------------------------------------------------------
                                                                    QUARTER ENDED               YEAR ENDED
(Dollars in thousands, except per share amounts)                     DECEMBER 31,              DECEMBER 31,
                                                               ------------------------  ------------------------
                                                                  2005         2004         2005         2004
---------------------------------------------------------------------------------------  ------------------------
SELECTED OPERATING DATA:
Interest and dividend income. . . . . . . . . . . . . . . . .  $   28,856   $   18,910   $   97,881   $   66,549
Interest expense. . . . . . . . . . . . . . . . . . . . . . .      16,558       11,254       57,447       38,683
                                                               ------------------------  ------------------------
Net interest and dividend income. . . . . . . . . . . . . . .      12,298        7,656       40,434       27,866
Provision for loan losses . . . . . . . . . . . . . . . . . .         787        1,098        4,075        4,526
                                                               ------------------------  ------------------------
Net interest and dividend income
    after provision for loan losses . . . . . . . . . . . . .      11,511        6,558       36,359       23,340
Noninterest income. . . . . . . . . . . . . . . . . . . . . .       1,894          982        6,594        5,140
Noninterest expenses. . . . . . . . . . . . . . . . . . . . .       3,014        2,147       10,703        8,251
                                                               ------------------------  ------------------------
Earnings before income taxes. . . . . . . . . . . . . . . . .      10,391        5,393       32,250       20,229
Provision for income taxes. . . . . . . . . . . . . . . . . .       4,544        2,332       14,066        8,776
                                                               ------------------------  ------------------------
NET EARNINGS. . . . . . . . . . . . . . . . . . . . . . . . .  $    5,847   $    3,061   $   18,184   $   11,453
                                                               ========================  ========================

BASIC EARNINGS PER SHARE. . . . . . . . . . . . . . . . . . .  $     0.75   $     0.50   $     2.65   $     1.89
DILUTED EARNINGS PER SHARE. . . . . . . . . . . . . . . . . .  $     0.71   $     0.46   $     2.47   $     1.71

Adjusted net earnings for diluted earnings per share (1). . .  $    5,897   $    3,144   $   18,399   $   11,707
Weighted-average common shares and common
  equivalent shares outstanding for computing:
    Basic earnings per share. . . . . . . . . . . . . . . . .   7,784,167    6,135,516    6,861,887    6,068,755
    Diluted earnings per share (2). . . . . . . . . . . . . .   8,356,508    6,902,815    7,449,658    6,828,176
Common shares outstanding at end of period. . . . . . . . . .   7,823,058    6,271,433    7,823,058    6,271,433
Common stock warrants outstanding at end of period. . . . . .     696,465      696,465      696,465      696,465

Yield on interest-earning assets. . . . . . . . . . . . . . .        6.90%        5.95%        6.53%        6.02%
Cost of funds . . . . . . . . . . . . . . . . . . . . . . . .        4.40%        3.88%        4.21%        3.84%
Net interest margin . . . . . . . . . . . . . . . . . . . . .        2.94%        2.41%        2.70%        2.52%
Return on average assets (3). . . . . . . . . . . . . . . . .        1.40%        0.96%        1.20%        1.02%
Return on average equity (3). . . . . . . . . . . . . . . . .       17.81%       14.30%       16.91%       14.14%
Effective income tax rate . . . . . . . . . . . . . . . . . .       43.73%       43.24%       43.62%       43.38%
Efficiency ratio (4). . . . . . . . . . . . . . . . . . . . .          21%          25%          23%          25%
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                            AT           AT           AT           AT           AT
                                                          DEC 31,      SEP 30,      JUN 30,      MAR 31,      DEC 31,
SELECTED FINANCIAL CONDITION INFORMATION:                  2005         2005         2005         2005         2004
------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
Total assets . . . . . . . . . . . . . . . . . . . . .  $1,706,423   $1,630,845   $1,511,604   $1,427,439   $1,316,751
Total cash and short-term investments. . . . . . . . .  $   56,716   $   43,023   $   75,197   $   49,347   $   24,599
Total securities held to maturity. . . . . . . . . . .  $  251,508   $  237,724   $  231,630   $  254,754   $  248,888
Total FRB and FHLB stock . . . . . . . . . . . . . . .  $    5,241   $    6,118   $    5,983   $    5,092   $    5,092
Total loans, net of unearned fees. . . . . . . . . . .  $1,367,986   $1,319,155   $1,174,107   $1,095,161   $1,015,396
Total deposits . . . . . . . . . . . . . . . . . . . .  $1,375,330   $1,302,309   $1,217,506   $1,123,657   $  993,872
Total borrowed funds and accrued interest payable. . .  $  155,725   $  160,491   $  163,021   $  177,995   $  202,682
Total stockholders' equity . . . . . . . . . . . . . .  $  136,178   $  129,207   $   97,975   $   93,376   $   90,094
Total allowance for loan losses. . . . . . . . . . . .  $   15,181   $   14,394   $   12,591   $   12,139   $   11,106
Total loans ninety days past due and still accruing. .  $    2,649   $    2,672   $    2,672   $        -   $        -
Total nonperforming loans. . . . . . . . . . . . . . .  $      750   $      750   $      750   $    4,607   $    4,607
Total loan chargeoffs. . . . . . . . . . . . . . . . .  $        -   $        -   $        -   $        -   $        -
Book value per common share. . . . . . . . . . . . . .  $    17.41   $    16.69   $    15.60   $    14.88   $    14.37
Allowance for loan losses / net loans. . . . . . . . .        1.11%        1.09%        1.07%        1.11%        1.09%
-----------------------------------------------------------------------------------------------------------------------

(1) Represents net earnings plus interest expense on dilutive convertible debentures, net of taxes, that would not occur if the convertible debentures were assumed to be converted for purposes of computing diluted earnings per share.

(2) Diluted EPS includes shares that would be outstanding if dilutive common stock warrants and convertible debentures were assumed to be exercised/converted during the period. All outstanding warrants were considered for the EPS computations.

     Convertible debentures (principal and accrued interest) outstanding at December 31, 2005 and 2004 totaling $3,483,000 and $4,774,000, respectively, were convertible into common stock at a price of $14.00 per share in 2005 and $12.00 per share in 2004. Assumed conversion results in additional common shares (based on average balances outstanding) of approximately 300,000 in the 2005 EPS computations and 500,000 in the 2004 EPS computations.

(3)  Returns  for  the  quarter  have  been  annualized.

(4) Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

                                           INTERVEST BANCSHARES CORPORATION
                                           --------------------------------
                                          CONSOLIDATED FINANCIAL HIGHLIGHTS

---------------------------------------------------------------------------------------------------------------------
                                                                        At or For The Period Ended
                                                ---------------------------------------------------------------------
                                                   Year         Year         Year          Year            Year
                                                   Ended        Ended        Ended         Ended           Ended
($ in thousands, except per share amounts)        Dec 31,      Dec 31,      Dec 31,       Dec 31,         Dec 31,
                                                   2005         2004         2003          2002            2001
----------------------------------------------  -----------  -----------  -----------  --------------  --------------
BALANCE SHEET HIGHLIGHTS:
Total assets . . . . . . . . . . . . . . . . .  $1,706,423   $1,316,751   $  911,523   $     686,443   $     513,086
Asset growth rate. . . . . . . . . . . . . . .          30%          44%          33%             34%             23%
Total loans, net of unearned fees. . . . . . .  $1,367,986   $1,015,396   $  671,125   $     489,912   $     368,526
Loan growth rate . . . . . . . . . . . . . . .          35%          51%          37%             33%             38%
Total deposits . . . . . . . . . . . . . . . .  $1,375,330   $  993,872   $  675,513   $     505,958   $     362,437
Deposit growth rate. . . . . . . . . . . . . .          38%          47%          34%             40%             21%
Loans/deposits (Intervest National Bank) . . .          88%          86%          79%             76%             79%
Borrowed funds and accrued interest payable. .  $  155,725   $  202,682   $  140,383   $     114,032   $     100,374
Stockholders' equity . . . . . . . . . . . . .  $  136,178   $   90,094   $   75,385   $      53,126   $      40,395
Common shares outstanding (1). . . . . . . . .   7,823,058    6,271,433    5,988,377       4,703,087       3,899,629
Common book value per share. . . . . . . . . .  $    17.41   $    14.37   $    12.59   $       11.30   $       10.36
Market price per common share. . . . . . . . .  $    24.04   $    19.74   $    14.65   $       10.80   $        7.40
----------------------------------------------  -----------  -----------  -----------  --------------  --------------
ASSET QUALITY HIGHLIGHTS
Nonperforming loans. . . . . . . . . . . . . .  $      750   $    4,607   $    8,474   $           -   $       1,243
Allowance for loan losses. . . . . . . . . . .  $   15,181   $   11,106   $    6,580   $       4,611   $       3,380
Loans ninety days past due and still accruing.  $    2,649   $        -   $        -   $           -   $           -
Loan recoveries (2). . . . . . . . . . . . . .  $        -   $        -   $        -   $         107   $           -
Loan chargeoffs (3). . . . . . . . . . . . . .  $        -   $        -   $        -   $         150   $           -
Foreclosed real estate . . . . . . . . . . . .  $        -   $        -   $        -   $       1,081   $           -
Allowance for loan losses / net loans. . . . .        1.11%        1.09%        0.98%           0.94%           0.92%
----------------------------------------------  -----------  -----------  -----------  --------------  --------------
STATEMENT OF OPERATIONS HIGHLIGHTS:
Interest and dividend income . . . . . . . . .  $   97,881   $   66,549   $   50,464   $      43,479   $      35,462
Interest expense . . . . . . . . . . . . . . .      57,447       38,683       28,564          26,325          24,714
                                                -----------  -----------  -----------  --------------  --------------
Net interest and dividend income . . . . . . .      40,434       27,866       21,900          17,154          10,748
Provision for loan losses. . . . . . . . . . .       4,075        4,526        1,969           1,274             612
Noninterest income . . . . . . . . . . . . . .       6,594        5,140        3,321           2,218           1,655
Noninterest expenses . . . . . . . . . . . . .      10,703        8,251        7,259           6,479           5,303
                                                -----------  -----------  -----------  --------------  --------------
Earnings before income taxes . . . . . . . . .      32,250       20,229       15,993          11,619           6,488
Provision for income taxes . . . . . . . . . .      14,066        8,776        6,873           4,713           2,710
                                                -----------  -----------  -----------  --------------  --------------
Net earnings . . . . . . . . . . . . . . . . .  $   18,184   $   11,453   $    9,120   $       6,906   $       3,778
                                                -----------  -----------  -----------  --------------  --------------
Basic earnings per share . . . . . . . . . . .  $     2.65   $     1.89   $     1.85   $        1.71   $        0.97
Diluted earnings per share . . . . . . . . . .  $     2.47   $     1.71   $     1.53   $        1.37   $        0.97
Adjusted net earnings used to calculate
        diluted earnings per share . . . . . .  $   18,399   $   11,707   $    9,572   $       7,342   $       3,778
Average common shares used to calculate:
    Basic earnings per share . . . . . . . . .   6,861,887    6,068,755    4,938,995       4,043,619       3,899,629
    Diluted earnings per share . . . . . . . .   7,449,658    6,826,176    6,257,720       5,348,121       3,899,629
Net interest margin. . . . . . . . . . . . . .        2.70%        2.52%        2.90%           2.88%           2.47%
Return on average assets . . . . . . . . . . .        1.20%        1.02%        1.19%           1.13%           0.85%
Return on average equity . . . . . . . . . . .       16.91%       14.14%       15.34%          15.56%           9.94%
Effective income tax rate. . . . . . . . . . .       43.62%       43.38%       42.98%          40.56%          41.77%
Efficiency ratio (4) . . . . . . . . . . . . .          23%          25%          29%             33%             43%
Full-service banking offices . . . . . . . . .           6            6            6               6               6
---------------------------------------------------------------------------------------------------------------------

(1) The increase in shares in 2005 from 2004 was due to 1,436,468 from a public offering of Class A common stock and 115,157 from the conversion of convertible debentures into Class A common stock. The increase in 2004 from 2003 was due to 42,510 from the exercise of Class A common stock warrants and 240,546 from the conversion of convertible debentures. The increase in 2003 from 2002 was due to the following: 945,717 from the exercise of Class A common stock warrants; 309,573 from the conversion of convertible debentures; and 30,000 from newly issued Class B common stock in connection with the acquisition of Intervest Securities Corporation. The increase in 2002 from 2001 was all due to the exercise of Class A common stock warrants.

(2) The amount for 2002 represents proceeds received from the sale of collateral from a loan that was charged off prior to 1997.

(3) The amount for 2002 represents a chargeoff taken in connection with the transfer of a nonperforming loan to foreclosed real estate.

(4) Noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.


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